                                                                  EXHIBIT 1.2(a)


                          [RYAN, BECK & CO. LETTERHEAD]



CONFIDENTIAL


January 28, 2000

Mr. Michael T. Crowley, Jr.
President & Executive Officer
Mutual Savings Bank
4949 W. Brown Deer Road
P.O. Box 23988
Milwaukee, WI 53223-0988

         Re: Mutual Holding Company Formation - Subscription Enhancement, Proxy
             Solicitation & Administrative Services

Dear Mr. Crowley:

Ryan, Beck & Co. ("Ryan, Beck") is pleased to submit this engagement letter setting forth the terms of the proposed engagement between Ryan, Beck and Mutual Savings Bank (the "Institution") in connection with the proposed reorganization and offering described below, subject to the terms and conditions of this agreement (the "Agreement").

1.       BACKGROUND ON RYAN, BECK

Ryan, Beck, Inc., was organized in 1946 and is one of the nation's leading investment bankers for financial institutions. The firm is a registered broker-dealer with the Securities and Exchange Commission, a member of the National Association of Securities Dealers, Inc. ("NASD"), Securities Industry Association and a member of the Securities Investor Protection Corporation. Ryan, Beck's corporate finance and research group represents one of the largest such groups devoted to financial institution matters in the country. Moreover, Ryan, Beck is one of the largest market makers in bank and thrift stocks.

2.       MUTUAL HOLDING COMPANY STOCK ISSUANCE AND SIMULTANEOUS ACQUISITION

The Institution proposes to reorganize into a two-tier mutual holding company structure (the "Reorganization") by forming a mutual holding company and middle-tier holding company ("Holding Company") pursuant to applicable regulations, whereby the Holding Company will sell approximately 32% of its common stock (the "Common Stock") in a subscription offering with any remaining shares sold in a community offering and/or underwritten public offering (collectively the "Offering") pursuant to a Stock Issuance Plan (the "Plan"). In connection with the stock issuance, Ryan, Beck proposes to act as financial advisor to the Institution with respect

Mr. Michael T. Crowley, Jr.
January 28, 2000
Page 2


to the Offering, and selling agent/lead manager with respect to the offering of shares of Common Stock. The Plan will be adopted in connection with the potential simultaneous acquisition by the Institution or Holding Company of another depository institution (the "Acquisition"). Ryan, Beck is aware that a portion of the merger consideration in the Acquisition will consist of newly issued Common Stock of the Holding Company. Ryan, Beck is also aware that the firm RP Financial, LC. serves as advisor to the Institution in connection with the Acquisition. Ryan, Beck's role as financial advisor to the Institution with respect to the Offering does not include acting as financial advisor with respect to the acquisition and the Institution acknowledges that the scope of Ryan, Beck's services does not include the issuance of a fairness opinion with respect to the Acquisition.

Ryan, Beck intends to conduct the Offering only after execution of a definitive agency agreement (the "Definitive Agreement"), which will include customary representations and warranties, covenants, conditions, termination provisions and indemnification, contribution and limitation of liability provisions, all to be mutually agreed upon by Ryan, Beck, the Holding Company and the Institution. Ryan, Beck's willingness to execute a Definitive Agreement and conduct the Offering will be subject to its satisfaction, in its sole discretion and judgment, with a number of other factors, including but not limited to the following:

         i. there being no material adverse change in the condition or operation of the Institution:
         ii. satisfactory disclosure of all relevant financial information in the disclosure documents and determination that the sale of the Securities is reasonable given such disclosures:
         iii. the current financial position, earnings performance and future prospects of the Institution;
         iv. receipt of a "comfort letter" from the Institution's accountants containing no material exceptions; and
         v. the condition of the credit and equity markets and particularly as they relate to securities of financial institutions.

3.       SERVICES TO BE PROVIDED BY RYAN, BECK

         a. Advisory Services - Thorough planning is essential to a successful offering. Ryan, Beck serves as lead coordinator of the marketing and logistic efforts necessary to prepare for an offering. Our actions are intended to clearly define responsibilities and timetables, while avoiding costly surprises. We assume responsibility for the initial preparation of marketing materials--saving you time and legal expense. Moreover, as your investment banker, Ryan, Beck will evaluate the financial, marketing and regulatory issues involved in the Offering. Our specific responsibilities include:

Mr. Michael T. Crowley, Jr.
January 28, 2000
Page 3


         -     Review and advise with respect to the Plan;
         - Review and provide input with respect to the Business Plan to be prepared in connection with the Reorganization;
         - Participate in drafting the Prospectus and assist in obtaining all requisite regulatory approvals;
         - Review and opine to the Board of Directors on the adequacy of the appraisal process;
         - Develop a marketing plan for the Offering including direct mail, advertising, community meetings and telephone solicitation;
         - Provide specifications and assistance in selecting data processing assistance, printer and other professionals;
         -     Develop an operating plan for the Stock Sale Center (the
               "Center");
         -     Provide a list of equipment and supplies needed for the Center;
         - Draft marketing materials including letters, brochures, slide show script and advertisements; and
         - Assist in arranging market-makers for post-reorganization trading.

        b. Administrative Services and Stock Sale Center Management - Ryan, Beck will manage all aspects of the Offering. A successful Offering requires an enormous amount of attention to detail. Working knowledge and familiarity with the law and "lore" of bank regulators, Securities and Exchange Commission and NASD is essential. Ryan, Beck's experience in managing many thrift reorganizations, minority stock offerings and second step conversions will minimize the burden on your management and disruption to normal banking business.

        At the same time, our legal, accounting and regulatory background ensures that details are attended to in a professional fashion. An Offering requires accurate and timely record keeping and reporting. Furthermore, customer inquiries must be handled professionally and accurately. The Center centralizes all data and work effort relating to the Offering.

        Ryan, Beck will supervise and administer the Center. We will train Center staff to help record stock orders, answer customer inquiries and handle special situations as they arise. Center activities include the following:

         - Provide experienced on-site registered representatives to minimize disruption of day-to-day business.
         - Identify and organize space for the Center, the focal point of sales and proxy solicitation activity;
         - Administer the Center. All substantive stock related matters will be handled by employees of Ryan, Beck.
         -     Organize and implement all proxy solicitation efforts;

Mr. Michael T. Crowley, Jr.
January 28, 2000
Page 4


         - Prepare procedures for processing proxies, stock orders and cash, and for handling requests for information;
         - Ryan, Beck will outsource all reorganization agent/data processing/transfer agent functions. Ryan, Beck recommends outsourcing such services to either ChaseMellon Shareholder Services or Crowe Chizek and Company LLP. The cost of such services will be borne by the Institution and are subject to separate agreement;
         - Provide scripts, training and guidance for the telephone team in soliciting proxies and in the stock sales telemarketing effort;
         - Educate the Institution's directors, officers and employees about the Reorganization and Offering, their roles and relevant securities laws;
         - Train branch managers and customer-contact employees on the proper response to stock purchase inquiries;
         - Train and supervise Center staff assisting with proxy and order processing;
         - Prepare daily sales reports for management and ensure funds received balance to such reports;
         - Coordinate functions with the data processing agent, printer, transfer agent, stock certificate printer and other professionals;
         - Design and implement procedures for handling IRA and Keogh orders; and
         - Provide post-offering subscriber assistance and management of the pro-ration process.

c. Securities Marketing Services - Ryan, Beck uses various sales techniques including direct mail, advertising, community investor meetings, telephone solicitation, and if necessary, formation of a selling group of broker-dealers. The sales approach is tailored to fit your specific situation. Our techniques are designed to attract a stockholder base comprised largely of community oriented individuals loyal to the Institution.

         Our specific actions include:

         - Assign licensed registered representatives from our staff to work at the Center to solicit orders on behalf of the Institution from eligible prospects who have been targeted as likely and desirable stockholders;
         - Assist management in developing a list of potential investors who are viewed as priority prospects;
         - Respond to inquiries concerning the Offering and investment opportunities;
         - Organize, coordinate and participate in community informational meetings. These meetings are intended to both relieve customer anxiety and attract potential investors. The meetings generate widespread publicity for the Offering while providing local exposure of the Institution and promoting favorable stockholder relations;
         - Supervise and conduct a telemarketing campaign to identify prospects from among the Institution's customer base;

Mr. Michael T. Crowley, Jr.
January 28, 2000
Page 5

         - Continually advise management on market conditions and the community's responsiveness to the Offering;
         - Coordinate efforts to maximize after-market support and institutional sponsorship; and
         - If appropriate and at the request of the Institution and the Holding Company, arrange a syndicated community Offering involving a selling group of selected broker-dealers acting on a "best efforts" basis to assist in selling stock during the Offering. In so doing, prepare broker "fact sheets" and arrange "road shows" for the purpose of stimulating interest in the stock and informing the brokerage community of the particulars of the Offering. Alternatively, if so directed by the Institution and the Holding Company, Ryan, Beck will lead manage a "stand-by" firm commitment underwriting including other underwriters designated by the Holding Company.

4.       COMPENSATION

      a. For its services hereunder, the Holding Company and/or the Institution will pay to Ryan, Beck the following compensation in connection with the
      Reorganization:

               (1) An advisory and management fee of $100,000 in connection with the advisory, administrative and proxy solicitation services set forth in section 3.a. and 3.b. hereof (the "Management Fee"). The Management Fee shall be payable as follows: $25,000 upon signing this Agreement; $25,000 upon the filing of the Registration Statement and $50,000 at the closing of the Offering.
               (2) A fee of one and one-half percent (1.5%) of the dollar amount of the Common Stock sold in the Offering, other than those shares sold pursuant to (3) below. No fee shall be due pursuant to this subsection in connection with the sale of stock to officers, directors, employees or immediate family of such persons ("Insiders") and qualified and non-qualified employee benefit plans of the Institution or the Insiders. Also, no fee shall be due to Ryan, Beck for the shares issued in the Acquisition to the selling company's shareholders.
               (3) For stock sold by a group of NASD member firms (which will include Ryan, Beck & Co.) under a selected dealers' agreement (the "Selling Group"), a fee equal to one and one-half percent (1.5%), which fee along with the fee payable directly by the Institution to selected dealers shall be approximately five and one-half percent (5.5%) in the aggregate. Ryan, Beck will not commence sales of the stock through members of the Selling Group without the specific prior approval of the Institution. The Holding Company and the Institution understand that the 5.5% fee is subject to increase depending upon the size of the offering, market conditions for initial MHC offerings, market conditions for financial institution securities and other factors affecting the equity markets. The Holding Company,

Mr. Michael T. Crowley, Jr.
January 28, 2000
Page 6


                    the Institution and Ryan, Beck agree to negotiate the fee prior to filing of necessary documents with the NASD.


              Such fees (less the amount of any Management Fee previously paid) are to be paid to Ryan, Beck at the closing of the Offering. If, pursuant to a resolicitation undertaken by the Institution, Ryan, Beck is required to provide significant additional services, or expend significant additional time, the parties shall mutually agree to the dollar amount of the additional compensation due.

              To the extent the Holding Company elects to employ broker-dealers to serve as "stand-by" underwriters then any "stand-by" fees associated therewith are to be paid separately by the Holding Company. Sales concessions paid to such firms are covered by paragraph 4a (3) above.

         b.   If (i) the Plan is abandoned or terminated by the Institution;
              (ii) the Offering is not consummated by March 31, 2001; (iii) Ryan, Beck terminates this relationship because there has been a material adverse change in the financial condition or operations of the Institution or its acquisition partner since December 31, 1999; or (iv) immediately prior to commencement of the Offering, Ryan, Beck terminates this relationship because in its opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors, there has been a failure to satisfactorily disclose all relevant information in the disclosure documents or the existence of market conditions which might render the sale of the shares by the Institution hereby contemplated inadvisable or a material adverse change in the condition or operation of the Institution; Ryan, Beck shall not be entitled to the fees set forth above under subparagraph
              (a), but in addition to reimbursement of its reasonable out-of-pocket expenses as set forth in paragraph 5 below, shall be entitled to receive for its advisory and administrative services a Management Fee of $50,000 should the plan be abandoned or terminated prior to the filing of the Registration Statement or the Management Fee of $100,000 should the Plan be abandoned or terminated subsequent to the filing of the Registration Statement.

5.       EXPENSES AND REIMBURSEMENT

The Institution will bear all of its expenses in connection with the Reorganization and the Offering of its Common Stock including, but not limited to, the Institution's attorney fees, NASD filing fees, "blue sky" legal fees, expenses for appraisal, auditing and accounting services, advertising expenses, printing expenses, temporary personnel expenses and the preparation of stock certificates. In the event Ryan, Beck incurs such expenses on behalf of the Institution, the Institution shall pay or reimburse Ryan, Beck for such reasonable fees and expenses regardless of whether the Reorganization is successfully completed. Ryan, Beck will not incur any single

Mr. Michael T. Crowley, Jr.
January 28, 2000
Page 7

expense of more than $5,000, pursuant to this paragraph without the prior approval of the Institution.

The Institution also agrees to reimburse Ryan, Beck for reasonable out-of-pocket expenses, including legal fees and expenses, incurred by Ryan, Beck in connection with the services contemplated hereunder. Ryan, Beck will not incur legal fees (excluding the out-of-pocket expenses of counsel) in excess of $75,000 without the approval of the Institution. The parties acknowledge, however, that the legal fee cap may be increased by the mutual consent of the Institution and Ryan, Beck in the event of any circumstances which result in material additional work on the part of Ryan, Beck's counsel. Other out-of-pocket expenses of Ryan, Beck will not exceed $35,000 unless mutually agreed to by the partners based upon delay or unforeseen circumstances. Not later than two days before closing, we will provide you with a detailed accounting of all reimbursable expenses to be paid at closing.

6.       MARKET MAKING & RESEARCH

Ryan, Beck agrees to use its best efforts to maintain a market and to solicit other broker-dealers to make a market in the Common Stock after the Offering so that there are at least three market makers for the Common Stock after the Offering. Ryan, Beck agrees to provide research coverage on the Holding Company.

7.       INFORMATION TO BE SUPPLIED; DOCUMENTS AND CONFIDENTIALITY

      a. The Institution and its counsel will complete, file with the appropriate regulatory authorities and, as appropriate, amend from time to time, the information to be contained in the Institution's applications to banking and securities regulators and any related exhibits thereto. In this regard, the Institution and its counsel will prepare a prospectus and any other necessary disclosure documents relating to the offering of the Common Stock in conformance with applicable rules and regulations. As the Institution's financial advisor, Ryan, Beck will in conjunction with counsel, conduct an examination of the relevant documents and records of the Institution and will make such other reasonable investigation as deemed necessary and appropriate under the circumstances.

      b. The Institution acknowledges that all advice (written or oral) given by Ryan, Beck to the Institution is intended solely for the benefit and use of the Institution. Other than to the extent required to be reflected in Board and committee meeting minutes, no advice (written or oral) of Ryan, Beck hereunder shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to Ryan, Beck be made by the Institution (or such persons), without the prior written consent of Ryan, Beck.

Mr. Michael T. Crowley, Jr.
January 28, 2000
Page 8


      c. Ryan, Beck will maintain the confidentiality of the Information and, unless and until such information shall have been made publicly available by the Institution or by others without breach of a confidentiality agreement, shall disclose the Information only as authorized by the Institution or as required by law or by order of a governmental authority or court of competent jurisdiction. In the event that Ryan, Beck is legally required to make disclosure of any of the Information, Ryan, Beck will give notice to the Institution prior to such disclosure, to the extent that Ryan, Beck can practically do so. The foregoing paragraph shall not apply to information that:

                  i. at the time of disclosure by the Institution is, or thereafter becomes, generally available to the public or within the industries in which the Institution or Ryan, Beck or its affiliates conduct business, other than as a result of a breach by Ryan, Beck of its obligations under this Agreement;
                  ii. prior to or at the time of disclosure by the Institution, was already in the possession of, or conceived by, Ryan, Beck or any of its affiliates, or could have been developed by them from information then in their possession, by the application of other information or techniques in their possession, generally available to the public, or available to Ryan, Beck or its affiliates other than from the Institution;
                  iii. at the time of disclosure by the Institution or
                       thereafter, is obtained by Ryan, Beck or any of its affiliates from a third party who Ryan, Beck reasonably believes to be in possession of the information not in violation of any contractual, legal or fiduciary obligation to the Institution with respect to that information; or
                  iv. is independently developed by Ryan, Beck or its affiliates.

      d. Ryan, Beck's counsel will prepare, subject to the approval of the Institution's counsel, the Definitive Agreement. Ryan, Beck's counsel shall be selected by Ryan, Beck, subject to the approval of the Institution.

      e. In connection with Ryan, Beck's activities on behalf of the Institution, the Institution and its acquisition partner will furnish Ryan, Beck with all financial and other information regarding the Institution that Ryan, Beck reasonably believes appropriate to its assignment (all such information so furnished by the Institution, whether furnished before or after the date of this Agreement, being referred to herein as the "Information"). The Institution will provide Ryan, Beck with access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants for the Institution. The Institution recognizes and agrees that Ryan, Beck:

Mr. Michael T. Crowley, Jr.
January 28, 2000
Page 9


                  i. will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the information or such other information;
                  ii. does not assume responsibility for the accuracy of the Information or such other information; and
                  iii. will not make an appraisal of any assets or liabilities owned or controlled by the Institution or its market competitors.

      f. Nothing in this Agreement shall be construed to limit the ability of Ryan, Beck or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationships with, entities other than the Institution, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Institution, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Institution's, or may have been identified by the Institution as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Institution expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information.

8.       BLUE SKY

To the extent required by applicable state law, Ryan, Beck and the Institution will need to obtain or confirm exemptions, qualifications or registration of the Common Stock under applicable state securities laws and NASD policies. Such work will be performed by the Institution's counsel and the cost of such legal work and related filing fees will be paid by the Institution. The Institution will cause the counsel performing such services to prepare a Blue Sky memorandum related to the Offering including Ryan, Beck's participation therein and shall furnish Ryan, Beck a copy thereof addressed to Ryan, Beck or upon which such counsel shall state Ryan, Beck may rely.

9.       AVAILABILITY OF "STARS" PROGRAM

As an additional service to the Institution, Ryan, Beck will make available for a period of 1 year following the completion of the Offering, advisory services through the Ryan, Beck Strategic Advisory Services ("STARS") program. The undersigned will serve as the senior relationship manager for this program. If the Institution elects to avail itself of the STARS program, Ryan, Beck will meet with the Institution at its request. Ryan, Beck also will provide opinions and recommendations, upon request, for the areas covered below:

Mr. Michael T. Crowley, Jr.
January 28, 2000
Page 10


         Valuation Analysis
         Merger and Acquisition Planning and Analysis
         Merger and Acquisition Trends
         Planning, Forecasting & Competitive Strategy
         Capital, Asset & Liability Structure & Management
         Stock Repurchase Programs
         Dividend Policy
         Dividend Reinvestment Programs
         Market Development and Sponsorship of Bank Securities
         Financial Disclosure
         Financial Relations
         Financial Reports
         Branch Sales and Purchases
         Stock Benefit Plan Analysis and Advisory
         Stockholder & Investor Relations Presentations & Programs
         Fairness Opinions
         Scanning of Potential Acquisition Candidates
           Based on Published Statement Information
             (This screening does not extend to any in-depth merger and acquisition analyses or studies which are available under Ryan, Beck's normal fee schedule, and does not include retention of Ryan, Beck by the Institution for any specific merger/acquisition situation.)

If the Institution elects to utilize the STARS program Ryan, Beck will waive the regular retainer fee and hourly charges for this program for the first year. The Institution also will reimburse Ryan, Beck's reasonable out-of-pocket expenses incurred in conjunction with the performance of these services. Such out-of-pocket expenses shall include travel, legal and other miscellaneous expenses. Ryan, Beck will not incur any single expense in excess of $5,000 pursuant to this paragraph without the prior approval of the Institution.

If negotiations for a transaction conducted during the term of the STARS Advisory Agreement described above result in the execution of a definitive agreement and/or consummation of a transaction for which Ryan, Beck customarily would be entitled to a fee for its advisory or other investment banking services, Ryan, Beck shall receive a contingent advisory fee ("Advisory Fee") in accordance with the terms of a separate engagement letter with respect to such transaction.

Mr. Michael T. Crowley, Jr.
January 28, 2000
Page 11


10.      INDEMNIFICATION

The Definitive Agreement will provide for indemnification of the type usually found in underwriting agreements as to certain liabilities, including liabilities under the Securities Act of 1933. The Institution also agrees to defend, indemnify and hold harmless Ryan, Beck and its officers, directors, employees and agents against all claims, losses, actions, judgments, damages or expenses, including but not limited to reasonable attorneys' fees, arising solely out of the engagement described herein, except that such indemnification shall not apply to Ryan, Beck's own willful misconduct or negligence.

11.      NASD MATTERS

Ryan, Beck has an obligation to file certain documents and to make certain representations to the National Association of Security Dealers ("NASD") in connection with the Reorganization. The Institution agrees to cooperate with Ryan, Beck and provide such information as may be necessary for Ryan, Beck to comply with all NASD requirements applicable to it in connection with its participation as contemplated herein in the Reorganization. Ryan, Beck is and will remain through completion of the Reorganization a member in a good standing of the NASD and will comply with all applicable NASD requirements.

12.      OBLIGATIONS

Except as set forth below, this engagement letter is merely a statement of intent. While Ryan, Beck and the Institution agree in principle to the contents hereof and propose to proceed promptly and in good faith to work out the arrangements with respect to the Reorganization, any legal obligations between Ryan, Beck and the Institution shall be only: (i) those set forth herein in paragraphs 2, 3 and 4 regarding services and payments; (ii) those set forth in paragraph 5 regarding reimbursement for certain expenses; (iii) those set forth in paragraph 7 regarding information to be supplied, documents, and confidentiality; (iv) those set forth in paragraph 10 regarding indemnification; and (v) as set forth in a duly negotiated and executed Definitive Agreement.

13.      INDEPENDENT CONTRACTOR; NO FIDUCIARY DUTY

The Institution acknowledges and agrees that it is a sophisticated business enterprise and that Ryan, Beck has been retained pursuant to this Agreement to act as financial advisor to the Institution solely with respect to the matters set forth herein. In such capacity, Ryan, Beck shall act as an independent contractor, and any duties of Ryan, Beck arising out of its engagement pursuant to this Agreement shall be contractual in nature and shall be owed solely to the Institution. Each party disclaims any intention to impose any fiduciary duty on the other.

Mr. Michael T. Crowley, Jr.
January 28, 2000
Page 12

14.      BENEFICIARIES

This Agreement shall inure to the sole and exclusive benefit of Ryan, Beck and the Institution. The obligations and liabilities under this Agreement shall be binding upon Ryan, Beck and the Institution.

15.      GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin applicable to contracts executed and to be wholly performed therein without giving effects to its conflicts of laws, principles or rules.

16.      AMENDMENTS

This Agreement may be modified or amended, or its provisions waived, only by an instrument in writing signed by the person or persons against whom enforcement of this modification, amendment or waiver is sought.

17.      ANNOUNCEMENTS OF OFFERING

If the Offering is consummated in which Ryan, Beck acts as selling agent or otherwise, Ryan, Beck may, at its option and expense, place an announcement in such newspapers and periodicals as Ryan, Beck may choose stating that Ryan, Beck has so acted, and the capacity in which it has acted.

18.      NO COMMITMENT

This Agreement does not and will not constitute any agreement, commitment or undertaking, express or implied on the part of Ryan, Beck or any affiliate to purchase or to sell any securities or to provide any financing and does not ensure the successful arrangement or completion of the Offering or any Other Transaction.

19.      ENTIRE AGREEMENT

This Agreement constitutes the entire Agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof.

Mr. Michael T. Crowley, Jr.
January 28, 2000
Page 13


20.      SEVERABILITY

If any portion of this Agreement shall be held or made unenforceable or invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect, and, to the fullest extent, the provisions of the Agreement shall be severable.

21.      HEADINGS

The descriptive headings of the paragraphs, subparagraphs and Appendixes of this Agreement are inserted for convenience only and do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretations of this Agreement.

22.      FAILURE OR DELAY; NO WAIVER

It is understood and agreed that failure or delay by either the Institution or Ryan, Beck in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

23.      WAIVER OF TRIAL BY JURY

         EACH OF RYAN, BECK AND THE INSTITUTION WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT.

Mr. Michael T. Crowley, Jr.
January 28, 2000
Page 14


Please acknowledge your agreement to the foregoing by signing in the place provided below and returning one copy of this letter to our office together with the retainer payment in the amount of $25,000. We look forward to working with you toward the successful conclusion of this engagement and developing a long term relationship with the Institution.



RYAN, BECK & CO., INC.


BY:    /s/ BEN A. PLOTKIN
       ---------------------------------------------
       Ben A. Plotkin
       Chairman, President & Chief Executive Officer


Confirmed and accepted as of this 3rd day of February, 2000


MUTUAL SAVINGS BANK


BY:    /s/ MICHAEL T. CROWLEY, JR.
       ---------------------------------------------
       Michael T. Crowley, Jr.
       President & Executive Officer